UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2015

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Director.

(d)	On July 21, 2015, the Board of Directors (the “Board”) of Targa Resources Corp. (the “Company”) elected Mr. Waters S. Davis, IV to serve on the Board, effective July 21, 2015, filling the vacancy created by Peter R. Kagan’s resignation from the Board which was previously reported in May 2015. Mr. Waters will serve as a Class III Director, with a term expiring in 2016. Mr. Davis was appointed as a member of the Company’s Nominating and Governance Committee, effective July 21, 2015.

There are no understandings or arrangements between Mr. Davis and any other person pursuant to which Mr. Davis was selected to serve as a director of the Company. There are no relationships between Mr. Davis and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Davis will receive compensation in accordance with the Company’s policies for compensating non-employee directors, including awards under the Company’s 2010 Stock Incentive Plan (the “Plan”). On July 23, 2015, the Compensation Committee made a bonus stock award under the Plan of 567 shares to Mr. Davis. The Company entered into an indemnification agreement with Mr. Davis, on July 23, 2015. This indemnification agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety. The indemnification agreement requires the Company to indemnify Mr. Davis to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Indemnification Agreement by and between Targa Resources Corp. and Waters S. Davis, IV, dated July 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: July 24, 2015	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Indemnification Agreement by and between Targa Resources Corp. and Waters S. Davis, IV, dated July 23, 2015